EXHIBIT 5

FROST BROWN TODD LLC

2200 PNC Center

201 E. Fifth Street

Cincinnati, Ohio 45202-4182

(513) 651-6800

Facsimile (513) 651-6981

(513) 651-6800	www.frostbrowntodd.com	December 16, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Convergys Corporation: Form S-8 Registration Statement

  Convergys Corporation Retirement and Savings Plan

Gentlemen:

We are counsel for Convergys Corporation, an Ohio corporation (the “Company”), which is named as the Registrant in a Registration Statement on Form S-8 that is being filed on or about December 16, 2003 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 3,000,000 common shares, without par value (the “Common Shares”), of the Company, which shares are to be issued pursuant to the Convergys Corporation Employee Stock Purchase Plan (the “Plan”).

As counsel for the Company, we have participated in the preparation of the Registration Statement. In addition, we are generally familiar with the records and proceedings of the Company. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as we have deemed appropriate.

With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an Exhibit to the Registration Statement.

Very truly yours,

/S/ FROST BROWN TODD LLC
Frost Brown Todd LLC

OHIO • KENTUCKY • INDIANA • TENNESSEE